Exhibit 10(a)


                             DVDO RESELLER AGREEMENT


         This Agreement is executed between DVDO, Inc. (a California corporation) with offices at 1129 Dell Avenue, Campbell, California 95008, and Sound Designs, Inc. ("Reseller") Nevada corporation with offices at 6436 Laburnum Street, Vancouver, BC, Canada V6M 3S9. The Effective Date of this Agreement is September 14, 1999.

         DVDO wishes to sell iScan(TM) products ("Product") to Reseller and Reseller wishes to buy such Product from DVDO for resale under the terms and conditions contained herein.

SELLER:

BY       /S/ DAVID C. BUUCK                   BY   /S/ BARRY WOSK
        ----------------                          ------------------------
NAME     BARRY WOSK                           NAME     BARRY WOSK
TITLE    PRESIDENT                            TITLE    PRESIDENT



1. Term and Termination. The term of this Agreement shall be from the Effective Date until terminated by either party with 30 days written notice. Immediate termination will result from any of the following (i) an uncured breach of a term hereof, (ii) an unauthorized disclosure of DVDO confidential information as defined in Section 10 hereof, (iii) or the cessation of either party to conduct business in the normal fashion (bankruptcy, etc.).

2. Purchase, Pricing and Shipment. Reseller shall purchase Product either by a credit card accepted by DVDO or by written purchase order. Pricing shall be based on the quantity of each shipment in accordance with the then effective DVDO Reseller price list ("Price List"), a copy of which, current as of the Effective Date, is attached hereto. The first one hundred (100) units of Product purchased hereunder must be prepaid by Reseller. Upon approval of Reseller's credit by DVDO, subsequent purchases may be made with Net 30 day terms provided, however, that DVDO shall have the right to re-impose prepaid cash terms, by written notice and effective upon Reseller's next purchase, in the event that Reseller fails to pay any invoice within thirty (30) days of the invoice date. All payments shall be made in U.S. dollars. Shipment shall be FOB point of origin and the ship method shall be that specified by Reseller from the options offered by DVDO. DVDO shall make every effort to ship Product according to the lead times specified in the then effective Price List and will notify Reseller of any unavoidable delay. BUYER:

3. Minimum Advertised Pricing. While Reseller shall retain the right to set its own resale price for Product, the minimum price for each type of Product which Reseller may display by an public means, including but not limited to any advertising or Internet forums or chat rooms, shall be that specified in the then effective Price List. Further, Reseller agrees to impose this requirement on any of its customers who will resell Products to end users. Failure to comply with this term shall be a material breach of this Agreement.

4. Relationship of the Parties. The relationship of the parties hereto shall be that of seller and buyer. No form of agency or other special relationship is created hereby. Neither party may obligate the other party to any condition whatsoever.

5. Exclusivity. In consideration of Reseller's issuance of a prepaid purchase order for one hundred (100) units of Product to be shipped in a single lot immediately upon the execution of this Agreement, DVDO grants to Reseller exclusive distribution rights in the country of Canada as further defined in this Section. The initial grant of exclusivity shall be for a period of six (6) months from the Effective Date. In the event that, within this initial exclusivity period, Reseller places additional non-cancelable purchase orders with DVDO for a minimum of 200 units of Product, then the exclusivity defined herein will be extended for another six (6) month period. During that second exclusivity period, DVDO and Reseller may determine a mutually agreeable Product sales goal, the achievement of which will extend the exclusivity defined herein for additional period(s). During any period of exclusivity, DVDO agrees to refer Reseller all Canadian distributors and dealers and not to sell Product to them directly. DVDO may, however, sell Product directly to any Canadian end user who purchases units at the then current Product MSRP. Further,

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DVDO will make no  effort to  monitor  purchases  of  Canadian  distributors  or dealers from non-Canadian resellers.

6. Returned Units. Other than units of Product returned under the warranty provisions hereof, all other returns are limited to Products returned by end users to Reseller within fifteen (15) days of the date of purchase from a reselling customer of Reseller. In addition, DVDO will, for a period of ninety
(90) days from the Effective Date, accept returns of unopened units of Product from Reseller's initial one hundred (100) piece purchase order. All non-warranty returns shall be subject to a fifteen percent (15%) restocking charge to be calculated by DVDO against the most recent price(s) paid by Reseller for the Product. Prior to any return of Product, Reseller must obtain a Return Authorization from DVDO. Failure to obtain such Authorization may result in the refusal by DVDO of Reseller's shipment.

7. Technical Support. Reseller agrees to provide technical support to the end users who are its customers. End users who DVDO directly will be referred to their Reseller. DVDO will provide second level technical support to Resellers during the term of this Agreement.

8. Grant of License. With the following exception, DVDO makes no grant of license of any of its intellectual property to Reseller. During the term of this Agreement, DVDO grants to Reseller a license to use DVDO's trademarks, including but not limited to DVDO, PureProgressive and iScan, in Product advertising prepared by Reseller. DVDO shall have the right to inspect Reseller's use of the licensed trademarks and may, in its sole judgment, require Reseller to immediately suspend such use.

9. Product Warranty. The Products are warranted against defects in materials and workmanship for a period of twelve (12) months after receipt by Reseller's end user customers but not longer than fifteen (15) months after shipment by DVDO to Reseller, except the initial one hundred (100) unit shipment which shall be so warranted for not longer than eighteen (18) months after shipment by DVDO to Reseller. EXCEPT FOR THE WARRANTIES SET FORTH IN THIS SECTION, SELLER DISCLAIMS ALL WARRANTIES WITH REGARD TO THE PRODUCT, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND THAT STATED EXPRESS WARRANTIES ARE IN LIEU OF ALL OBLIGATIONS OR LIABILITIES ON THE PART OF SELLER FOR DAMAGES, INCLUDING BUT NOT LIMITED TO SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE SALE, LICENSE, USE OR PERFORMANCE THEREOF FOR WHICH SELLER SHALL HAVE NO LIABILITY.

10. Indemnification. DVDO agrees to indemnify and hold harmless Reseller against any and all claims that the unmodified Product delivered to Buyer by Seller pursuant to this Agreement constitutes an infringement of any United States patent, copyright, trademark or trade secret of any third party provided that DVDO is given immediate notice of any alleged infringement and complete control of the defense against such claims.

11. Confidential Information. From time to time, DVDO may provide confidential information to Reseller, including but not limited to new product information and the Price List, which Reseller agrees to hold in strict confidence until such information is publicly announced by DVDO or until Reseller is given written authorization by DVDO to release such information. Failure to comply with this term shall be a material breach of this Agreement and will result in its immediate termination.

12. General Terms and Conditions. With the exception of Section 10, the total liability of DVDO to Reseller for any obligation contained herein shall be limited to the total of all monies paid by Reseller to DVDO as of the date such liability is incurred. All notices shall be in writing, sent to the address provided above by overnight courier, and shall be considered to have been given when picked up by the courier. If either party fails to perform an obligation hereunder and is given notice of such non-performance by the other party, the party in breach shall have thirty (30) days to cure the non-performance. All durations specified herein are in calendar days. If any provision of this Agreement is held to be invalid, the remaining provisions will in no way be affected or impaired. The waiver or failure of either party to exercise any right provided hereunder will not be deemed a waiver of any further right hereunder. This Agreement expresses the complete understanding of the parties with respect to the subject matter hereof and supersedes all prior proposals or agreements, whether oral or written. Each executed copy of this Agreement shall be deemed to be an original and, taken together, shall comprise one and the same instrument. This Agreement may not be modified or altered except by a written instrument duly executed by both parties.

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